Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 18, 2005, relating to the consolidated financial statements and financial statement schedule of Cabela’s Incorporated and Subsidiaries appearing in the Annual Report on Form 10-K of Cabela’s Incorporated and Subsidiaries for the year ended January 1, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska

September 1, 2005